Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

The Shareholders
Lexington Corporate Properties Trust:

We consent to the incorporation by refence in the registration statements on Form S-3 (Nos. 333-113508, 333-109393, 333-103140, 333-102307, 333-90932,
333-71998,  333-92609,  333-85631,  333-76709,  333-70217, and 333-57853) and on
Form S-8 (Nos. 333-102232 and 333-85625) of Lexington Corporate Properties Trust of our report dated February 24, 2004, except as to notes 2, 3, 5, and 19, which are as of November 29, 2004, with respect to the consolidated balance sheets of Lexington Corporate Properties Trust and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Lexington Corporate Properties Trust, as updated by the Current Report on Form 8-K, dated December 1, 2004.


                                                           /s/ KPMG LLP


New York, New York
December 1, 2004